                          Exhibit 99.1

State of Florida approves option agreement with Alico to acquire approximately 10,684 acres of Alico Ranch

Fort Myers, FL, May 28, 2020 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) announces today that the State of Florida approved entering into an option agreement submitted by Alico which grants the State an option to purchase approximately 10,684 acres of Alico Ranch for approximately $28.5 million under the Florida Forever program.

John Kiernan, Alico’s President and Chief Executive Officer, commented, “We are pleased the State of Florida has approved entering into this option agreement which grants it an option to purchase approximately 10,684 acres on the west side of the Alico Ranch. If exercised, we expect the State to close on the purchase by the end of our 2020 fiscal year. Alico is committed to our culture of conservation. Last year, Alico sold approximately 5,500 acres of pristine land to the State of Florida for permanent protection under the Florida Forever program. These transactions are intended to preserve sensitive lands for Florida's future, enhance protections for the Florida Panther, and protect the health of the Caloosahatchee River and the Western Everglades Basin.”

Mr. Kiernan continued, “Because the acres involved in this potential purchase by the State are critical to the planned Alico dispersed water storage project known as Alico Northern Everglades Payment for Environmental Services, we have decided to suspend the permit approval activities for that project at this time. Alico remains dedicated to preserving Florida's crucial water resources and intends to explore other ways to continue to partner with the State of Florida on our dispersed water storage project once this pending transaction closes. As it has for generations, Alico will continue to support conservation and land management programs on the remaining acres of the Alico Ranch, which are currently leased for recreational hunting and cattle grazing activities.”

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Alico Water Resources and Other Operations, a leading water storage and environmental services division. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; the Company's receipt of future funding from the state of Florida in connection with water retention projects; impact of the coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force and the labor force of our competitors and access to governmental loans and incentives; any reduction in the public float resulting from repurchases of common stock by the Company; changes in equity awards to employees; any increase in public float resulting from the distribution by 734 Investors of its shares to its members; whether the Company's dividend policy, including its recent increased dividend amounts, is continued; expressed desire of certain of our stockholders to liquidate their shareholdings by virtue of past market sales of common stock by sales of common stock or by way of future transactions; political changes and economic crises; competitive actions by other companies; risks related to the duration and severity of the COVID-19 outbreak and its impact on the Company’s business; the impact of the COVID-19 outbreak on the U.S. and global economies and financial market; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the ability to secure permits for the Water Storage Contract and Project from the South Florida Water Management District; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U. S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact on concentration of sales to one customer; and changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; the exercise of an option by the State of Florida to purchase approximately 10,684 acres of land from Alico; and soil conditions, harvest yields, prices for commodities, and crop production expenses. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:

Investor Relations
(646) 277-1254
InvestorRelations@alicoinc.com

Richard Rallo
Senior Vice President and Chief Financial Officer
(239) 226-2000
rrallo@alicoinc.com

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